Exhibit 10.2
Amendment to the Asset Purchase Agreement
     AMENDMENT NO. 1 (this “Amendment”) TO THE ASSET PURCHASE AGREEMENT, dated as of March 31, 2007, is made by and among LEAR CORPORATION, a Delaware corporation (“Lear”), INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, INC., a Delaware corporation (the “Company”), WL ROSS & CO. LLC, a Delaware limited liability company (“WL Ross”), FRANKLIN MUTUAL ADVISERS, LLC (“Franklin”), and INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, LLC, a Delaware limited liability company (“IACNA”).
     WHEREAS, each of the undersigned are parties to that certain Asset Purchase Agreement dated as of November 30, 2006 (the “Original Agreement”); and
     WHEREAS, the parties wish to amend the Original Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Original Agreement.
ARTICLE 2
AMENDMENTS TO ORIGINAL AGREEMENT,
EXHIBITS AND DISCLOSURE SCHEDULES.
     2.1 Amendment of Section 1.1.
          (a) The definitions of “Asian Joint Venture” and “Asian Joint Venture Agreement” in Section 1.1 of the Original Agreement, and all references to such terms in the Original Agreement, are hereby deleted in their entirety.
          (b) The definition of “Affiliate Loans” in Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
“Affiliate Loans” means (i) a loan from WL Ross (or one or more of its Affiliates) to the Company in the principal amount of $33,333,333 on the terms and conditions set forth in the applicable Promissory Note and (ii) loans from Affiliates of Franklin to the Company in the aggregate principal amount of $16,666,667, in such amounts and from such affiliates as set forth on Schedule 1.1.1A, on the terms and conditions set forth in the applicable Promissory Note.”

          (c) The definition of “Balance Sheet” in Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
““Balance Sheet” means the unaudited consolidated balance sheet for the Business, including the Sale Companies but excluding the financial results of the Dayton Facility, as of the Balance Sheet Date.”
          (d) The definition of “Holding Companies” in Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
““Holding Companies” means the Canadian Holding Company, the Mexican Holding Company and IAC Finance, LLC.”
          (e) The definition of “Holding Company Shares” in Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
““Holding Company Shares” means all of the issued and outstanding shares or other equity ownership interests of the Mexican Holding Company, the Canadian Holding Company and IAC Finance, LLC.”
          (f) The definition of “Financial Statements” in Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
““Financial Statements” means (i) the Balance Sheet and (ii) the related unaudited consolidated statements of income for the Business for the nine months ended on the Balance Sheet Date, attached hereto as Schedule 1.1.5, excluding in each case, the financial results of the Dayton Facility.”
          (g) The definition of “Knowledge of Lear” in Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
““Knowledge of Lear”, or words of similar import, means the actual knowledge of Roger Jackson, Douglas DelGrosso, Daniel Ninivaggi, James Kamsickas, Jeff Vanneste, Earl LaFontaine (with respect to intellectual property matters) or Bill Brockhaus (as to the Current Mexican Subsidiaries), collectively.”
          (h) The definition of “Purchased Assets” in Section 1.1 of the Original Agreement is hereby amended by amending and restating in its entirety subsection (iv) thereof as follows:
“(iv) the accounts receivable and prepaid expenses arising out of or relating primarily to the Business to the extent reflected in the calculation of the Closing Net Working Capital (including all inter-company trade accounts receivable between an Asset Seller or a Sale Company and Lear or any of Lear’s Subsidiaries) or to the extent related to the operation of the Business at the Dayton Facility and the assets described in clause (i) of the definition of Tooling and Engineering Net Assets;”
          (i) The definition of “Tooling and Engineering Net Assets” in Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

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“Tooling and Engineering Net Assets” means (i) engineering and tooling costs that are lump sum payable by the customer and capitalized engineering and tooling costs and gains that will be amortized following the date of determination, less (ii) divisional accounts payable related to the Business recorded at the Dearborn, Michigan Division Office, in each case excluding the impact of any accounting on the books and records of the Business or Lear for the transactions contemplated by this Agreement.
          (j) Section 1.1 of the Original Agreement is hereby amended by inserting the following new defined term therein in the appropriate alphabetical order:
““Dayton Facility” means the facility owned and operated by Lear Corporation EEDS and Interiors and located in Dayton, Tennessee.”
     2.2 Amendment of Section 2.2. Section 2.2(a)(i) of the Original Agreement is hereby amended and restated in its entirety as follows:
“(i) all Current Liabilities of the Asset Sellers, to the extent included in the calculation of the Closing Net Working Capital, all Current Liabilities of the Asset Sellers to the extent related to the operation of the Business at the Dayton Facility, and all liabilities under the intercompany loan payable related to the Business at the Madisonville, Kentucky facility;”
     2.3 Amendment of Section 2.4.
          (a) The first sentence of Section 2.4(a) of the Original Agreement is hereby amended and restated in its entirety as follows:
“In consideration of the Transfer of the Purchased Assets and the Holding Company Shares to the Company at Closing, the Company shall (i) pay Lear $300,000 (the “Cash Consideration”) by delivering to Lear a demand promissory note dated as of the Closing Date in a form acceptable to Lear, which note shall be due and payable, without further authorization or action of the parties to this Agreement, at 10:00 a.m. (Eastern Time) on April 2, 2007, and (ii) assume the Assumed Liabilities (together with the Cash Consideration, the “Purchase Price”).”
          (b) Section 2.4 of the Original Agreement is hereby amended by adding at the end thereof a new subsection (c) as follows:
“(c) Lear will deliver to the Company an amended allocation and supporting valuation report (the “Final Valuation Report”) no later than 60 days after the Closing Date, and the Company will provide any comments, questions or objections with respect thereto no later than 20 days after the delivery of the Final Valuation Report, provided that the deadline for delivery of the Final Valuation Report may be extended in 15-day increments with the Company’s prior written consent, not to be unreasonably withheld or delayed. The parties will thereafter cooperate diligently and in good faith to promptly resolve any disputes and agree upon an amended Schedule 2.4, which amended Schedule 2.4 shall be prepared in a manner consistent with Schedule 2.4 agreed to at Closing. The parties, in connection with their respective U.S. federal, state, local and foreign tax returns and other filings, agree not to take any position inconsistent with such purchase price allocation for Tax reporting purposes. Any

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adjustment to the purchase price shall be allocated as provided by Treasury Regulation Section 1.1060-1(c).“
     2.4 Amendment of Section 2.5.
          (a) The parties acknowledge and agree that set forth on Annex A attached hereto is a list of (i) the accounts receivable that the Asset Sellers are excluding from the Purchased Assets or the Sale Companies are distributing to another Lear Company prior to the Closing in accordance with Section 2.5 of the Original Agreement and (ii) the accounts payable that the Asset Sellers are excluding from the Assumed Liabilities or the Sale Companies are distributing to another Lear Company prior to the Closing in accordance with Section 2.5 of the Original Agreement.
          (b) Section 2.5 of the Original Agreement is hereby amended by adding at the end thereof a new subsection (l) as follows:
“(l) Notwithstanding anything to the contrary in this Agreement or the LLC Agreement, (i) the Current Assets and the Current Liabilities of the Dayton Facility shall be included in the calculation of the Closing Net Working Capital and the Closing Tooling Net Assets only to the extent such Current Assets and Current Liabilities have been recorded at the Dearborn, Michigan Division Office and (ii) the calculation of 2007 EBITDA (as defined in the Limited Liability Company Agreement of IACNA dated as of the date hereof) shall not take into account the financial results of the Dayton Facility.”
     2.5 Amendment of Section 3.3. Notwithstanding anything to the contrary in Section 3.1 of the Original Agreement, the parties acknowledge and agree that the Closing Date shall be March 31, 2007 and the Closing shall be effective as of 11:59 p.m. (Eastern Time) on March 31, 2007.
     2.6 Amendment of Article VII. Article VII of the Original Agreement is hereby amended and restated in its entirety as set forth on Annex B attached hereto.
     2.7 Amendment of Exhibits. Exhibit H of the Original Agreement is hereby amended and restated in its entirety as set forth on Annex C attached hereto.
     2.8 Amendment of Schedules.
          (a) Schedule 1.1.1 of the Original Agreement, and all reference to such Schedule in the Original Agreement, are hereby deleted in their entirety.
          (b) The parties hereby agree that attached hereto as Annex D is Schedule 1.1.1A
          (c) Schedule 1.1.2 of the Original Agreement is hereby amended and restated as set forth on Annex E attached hereto.
          (d) Schedule 1.1.4 of the Original Agreement is hereby amended and restated in its entirety as set forth on Annex F attached hereto.

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          (e) The parties hereby agree that attached hereto as Annex G is Schedule 2.4, which Schedule 2.4 shall be subject to adjustment following the Closing in accordance with Sections 2.4(c) and 2.5(k).
          (f) Schedule 3.1(d) of the Original Agreement is hereby amended and restated as set forth on Annex H attached hereto.
     2.9 Amendment of Section 3.1(j). Section 3.1(j) of the Agreement is hereby amended by clarifying that Lear is curing the shortfall in the Estimated Closing Tooling Net Assets by increasing by $4.9 million the trade accounts receivable included in the Purchased Assets payable from Lear to the Company.
ARTICLE 3
MISCELLANEOUS.
     3.1 From and after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Original Agreement as amended hereby.
     3.2 Except as specifically set forth above, the Original Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.
     3.3 This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     3.4 This Amendment will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under principles of conflict of laws thereof.
[signature page follows]

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          IN WITNESS WHEREOF, the undersigned have caused this Amendment to Original Agreement to be duly executed and delivered as of the date first above written.

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi

Name:	Daniel A. Ninivaggi

Title:	Executive Vice President, Secretary and General Counsel

INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, INC.

By:	/s/ Stephen Toy

Name:	Stephen Toy

Title:	Director and Vice President

WL ROSS & CO. LLC

By:	/s/ Stephen Toy

Name:	Stephen Toy

Title:	Managing Director

FRANKLIN MUTUAL ADVISERS, LLC

By:	/s/ Bradley Takahashi

Name:	Bradley Takahashi

Title:	Vice President

INTERNATIONAL AUTOMOTIVE COMPONENTS GROUP NORTH AMERICA, LLC

By:	/s/ Stephen Toy

Name:	Stephen Toy

Title:	Director and Vice President

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ANNEX B
ARTICLE 7
EMPLOYMENT MATTERS; EMPLOYEE BENEFITS
     7.1 Employee Benefit Plans.
          (a) Schedule 7.1(a) hereto lists all material Benefit Plans in effect as of November 30, 2006 including, without limitation, all pension, profit-sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans in which any current or former Employees participate (collectively, “Employee Benefit Plans”).
          (b) Lear has provided or made available to the Company: (i) a complete copy of each written Employee Benefit Plan and a description of any unwritten Employee Benefit Plan, each as in effect on the date hereof; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, if any, and any and all currently effective rulings or notices issued by a governmental or regulatory authority, with respect to each such plan; (iv) a copy of the Form 5500 Annual Report (or similar governmental report applicable outside of the United States), if any, for each of the two most recent plan years for each such plan; and (vi) the most recent summary plan description, if any, with respect to each such plan (excluding for purposes of this subsection (b) any documents not available to Lear relating to any “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA and any Canadian multiemployer plan to which a Lear Company is contributing on behalf of non-U.S. Employees).
          (c) Each U.S. Employee Benefit Plan (other than a multiemployer plan) has been operated and administered in material compliance with its terms and all applicable requirements of ERISA and the Code and with any applicable reporting and disclosure requirements, including but not limited to the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
          (d) Each Employee Benefit Plan (other than a multiemployer plan) which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the Internal Revenue Service that such plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and neither Lear nor any Lear Company is aware of any facts or circumstances that would jeopardize the qualification of such plan or the tax exempt status of any related trust maintained by any Lear Company or an ERISA Affiliate intended to be exempt from U.S. federal income taxation under Section 501 of the Code, or the qualified or registered status of any Benefit Plan or trust maintained outside the United States.
          (e) Except as set forth on Schedule 7.1(e), no U.S. Employee Benefit Plan (other than a multiemployer plan) which is a defined benefit plan or is subject to Title IV of ERISA or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date.

          (f) Except as otherwise set forth on Schedule 7.1(f), none of the Employee Benefit Plans provides or obligates any Lear Company or its Subsidiaries to provide any Employee (or any dependent thereof) any life insurance or medical or health or any other welfare benefits after their termination of employment with a Lear Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law, and except as otherwise set forth on Schedule 7.1(f), neither the Company nor any Subsidiary has at any time made a promise or guarantee, or any expression that could be construed as such a promise or guarantee, to any Employee that any such retiree benefit is or will be provided for the life of the retiree, spouse or dependent or on a permanent, “lifetime” or vested basis.
          (g) Except as set forth on Schedule 7.1(g), neither Lear nor any of its Subsidiaries is required with respect to the Business to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any “multiemployer plan”, as such term is defined in Section 4001(a)(3) of ERISA, and neither Lear nor any of its Subsidiaries is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA with respect to the Business and will not become subject thereto as a result of the transactions contemplated by this Agreement. To the Knowledge of Lear, no U.S. multiemployer plan is insolvent or is in reorganization status under ERISA Section 4241. Except as set forth on Schedule 7.1(g), neither Lear nor any of its Subsidiaries is required with respect to Employees to contribute to any Canadian multi-employer plan, and, to the Knowledge of Lear, the only obligation to or in respect of any Canadian Benefit Plan that is a multi-employer plan is to make the required contributions to such plan in the amounts and in the manner set forth in the applicable collective bargaining agreements.
          (h) Except as otherwise set forth on Schedule 7.1(h) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Lear or any of its Subsidiaries under any Employee Benefit Plan, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, except as provided in Section 7.4.
          (i) Except as otherwise set forth on Schedule 7.1(i) hereto or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan which is not a U.S. Employee Benefit Plan and is not a multiemployer plan (a “Foreign Company Plan”) has been maintained in all material respects in accordance with its terms and with all material legal requirements applicable thereto and is funded and/or book reserved for in accordance with applicable laws. With respect to any non-U.S. multiemployer plan, Lear or its Affiliate has made all required contributions when due.
          (j) Subject to any applicable collective bargaining agreement and any non-U.S. law to the contrary and except for any Canadian pension Employee Benefit Plan or multiemployer plan, or as may be disclosed on Schedule 7.1(j), Lear and, where applicable, each Lear Company has the right to amend or terminate its participation with respect to, and sponsorship of, each Employee Benefit Plan.
     7.2 Employment Offers. Prior to the Closing Date, the Company will offer employment to all current Employees of the Asset Sellers (including such Employees on short-term disability, conditioned upon their acceptance of the Company’s employment offer by the earlier of the expiration of the period of short-term disability or the date on which they are no longer disabled, and excluding Employees on long-term disability), such employment to be effective as of 12:01 a.m. on the Closing Date. With respect to bargaining unit Employees of the Asset Sellers, the terms of their employment will be subject to the Company’s ability to negotiate or implement new or modified wages, hours and other terms and conditions of employment with the appropriate authorized collective bargaining representative at each such acquired location. Until such time as new or modified wages, hours and terms and conditions are negotiated or implemented, such bargaining unit employees will continue to work under the existing wages, hours and other terms and conditions of employment set forth in the existing collective bargaining agreement at each such acquired location, but in no event will such employees participate in the Benefit Plans beyond the applicable “New Plan Effective Date,” as defined in Section 7.6. With respect to the non-bargaining unit Employees, the offer of employment or the continued employment of Transferred Employees will be in the same or a comparable position with wages, compensation and benefits (excluding any benefits under a defined benefit plan or any retiree medical or life insurance program) that are not, in the aggregate, materially less favorable to the Employee than those in place immediately prior to the Closing Date, as determined by the Company, with such wages, compensation and benefits, except with respect to defined benefit pension plans and post-retirement benefits, being maintained for a minimum period of three months after the Closing Date. Those Employees accepting such offers of employment by the Company will be deemed “Hired Employees”. Within 10 days after the Closing Date, the Company will give Lear a list of all Hired Employees.
     7.3 Termination of Participation. Except as otherwise provided in this Article VII, as of the Closing Date, Lear shall cause the Sale Companies to cease participating in each Employee Benefit Plan and the active participation in each Employee Benefit Plan of Transferred Employees shall cease as of the Closing Date, and no additional benefits shall be accrued thereunder for such Transferred Employees.
     7.4 Pension Plans. Lear and its Affiliates shall retain (a) except as specifically set forth in this Section 7.4 related to the transfer of plan assets, all assets and liabilities accrued through the Closing Date under the Employee Benefit Plans in which Employees in the United States (“U.S. Company Employees”) participate (“U.S. Employee Benefit Plans”) that are pension plans intending to be qualified under Code Section 401(a) (“U.S. Pension Plans”), and shall make all contributions required to be made under the terms of each U.S. Pension Plan for periods ending on or before the Closing Date, and (b) all liabilities under any supplemental or other non-qualified retirement or pension plan maintained for the benefit of U.S. Company Employees prior to the Closing Date. Each Hired Employee’s accrued benefit and account balance under the U.S. Pension Plans shall be 100% vested as of the Closing Date. The accrued benefits of each Hired Employee who is a participant, as of the Closing Date, in the Pension Equalization Program and/or the Pension Make-Up Account under the Executive Supplemental Savings Plan shall be 100% vested with respect to such program and/or account as of the Closing Date, but only to the extent such Hired Employee would have attained full vesting if: (i) for full vesting based solely on the age of the participant, the participant is credited with an additional five (5) years of age as of the Closing Date; (ii) for full vesting based solely on the years of service of the participant, the participant is credited with an additional five (5) years of service as of the Closing Date; and/or (iii) for full vesting based on both the age and years of service of the participant, the participant is credited with an additional five (5) years of age and five (5) years of service as of the Closing Date.
          For purposes of benefit accruals, Lear shall give each participant under the Lear Combined Pension Plan (the “Hourly Plan”) who is employed by the Company credit for service with the Company for the period beginning the day after the Closing Date and ending on the New Plan Effective Date or, if earlier, the participant’s termination of employment with the Company (the “Participation Period”). Such crediting will be done by Lear under the Hourly Plan, and is not an adoption of the Hourly Plan by the Company. The Company shall be required to pay to Lear, on a monthly basis, the Company’s allocable share (equivalent to the full aggregate amount credited to such accounts, as determined by the applicable formula set forth in the Hourly Plan) of employer contributions required to be made to the Hourly Plan during the Participation Period, with respect to the Hourly Plan participants who are employees of the Company. With respect to the Lear Corporation Hourly Retirement Savings Plan and the Lear Corporation Salaried Retirement Savings Plan (collectively, the “401(k) Plans”), the Company shall become a participating employer beginning the day after the Closing Date and ending on the “New Plan Effective Date.” The Company shall be required to make all contributions due to the 401(k) Plans on behalf of its employees on a timely basis in accordance with Lear’s past practices, the terms of the 401(k) Plans, and ERISA. Within a reasonable period of time after the New Plan Effective Date with respect to the 401(k) Plans, Lear and the Company shall take such actions as are necessary to transfer those portions of the 401(k) Plan assets that relate to the Hired Employees to the applicable New Plan(s). The Company shall also be responsible for its ratable share of any and all costs of administration with respect to the Hourly Plan and 401(k) Plans during such period, which share shall be reasonably determined by Lear, in consultation with the Company.
          Lear and its Affiliates shall (i) except as specifically set forth in Section 7.7(e) related to the transfer of plan assets, retain all assets and liabilities accrued through the Closing Date with respect to Employees of the Canadian Holding Company and Canadian Subsidiaries under the Employee Benefit Plans that are defined benefit or defined contribution pension plans, excluding any Canadian multiemployer plan, (ii) make all contributions required to be made under the terms of each defined benefit or defined contribution plan (or, with respect to any Canadian multiemployer plan, under the terms of the applicable collective bargaining agreement) with respect to which Employees of the Canadian Holding Company or Canadian Subsidiaries participate for periods ending on or before the Closing Date, and (iii) retain all liabilities under any supplemental pension plan maintained for the benefit of Employees of the Canadian Holding Company and Canadian Subsidiaries.
     7.5 Welfare Plans. Lear shall retain all assets relating to the Employee Benefit Plans in which Employees participate that are welfare benefit plans and shall be liable for and shall hold the Company and its Subsidiaries harmless from and against all claims for the benefits described below by participants of such plans which are incurred prior to the Closing Date. The Company shall be liable (and shall hold Lear and its Affiliates harmless) for all claims for benefits incurred during the period beginning the day after the Closing Date and ending on the “New Plan Effective Date” (as defined in Section 7.6), with respect to each welfare plan participant who is a Hired Employee (or who becomes employed by the Company after the Closing Date but on or before the “New Plan Effective Date”), and his or her covered dependents and beneficiaries (collectively, the “Covered Individuals”). The Company shall be responsible for its ratable share of any and all costs of administration and insurance with respect to the welfare plans during such period, which share shall be reasonably determined by Lear, in consultation with the Company. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health, dental, vision, and/or prescription drug benefits, upon provision of such services, materials or supplies; (iii) long-term disability benefits, as of the date of the event giving rise to the long-term disability benefit by Lear’s insurance carrier; (iv) workers’

compensation claims, upon the event giving rise to the claim; and (v) short-term disability benefits, upon provision of each payment (with respect to the payroll period within which the Closing Date falls, the liability for the short-term disability benefit will be split ratably between Lear and the Company, as reasonably determined by Lear in consultation with the Company).
          Lear shall be liable for and shall hold the Company and its Subsidiaries harmless from and against any retiree welfare benefits to be provided to retirees of any Lear Company and its Subsidiaries who have actually retired prior to the Closing Date, under any U.S. Employee Benefit Plan. In addition, Lear shall remain liable for payment of amounts credited as of the Closing Date to the HRA notional account for Mendon Employees covered by the collective bargaining agreement with the UAW, such payments being due if a union employee leaves employment with Company and its Subsidiaries or Lear and its Subsidiaries after attaining 10 years of service and 55 years of age. The Company will provide timely notification to Lear, no less frequently than quarterly, of the termination of employment of any Mendon Employee covered by the collective bargaining agreement with the UAW.
     7.6 Assistance with Benefit Plan Transition. From the date of signing this Agreement until the respective dates as of which the Company’s or its Affiliates’ new pension and welfare benefit plans (the “New Plans”) become effective, or, if no such plan is established by the Company, as of the date specified by the Company, but no later than December 31, 2007 (or such earlier date as specifically provided in this Section 7.6) (each such date constituting a “New Plan Effective Date”), Lear and its Affiliates agree to work with the Company to enable the Company or its Affiliates to establish New Plans that will cover eligible Hired Employees and Transferred Employees and their eligible dependents, so that on the respective New Plan Effective Dates, said individuals may obtain coverage under the applicable New Plan. Notwithstanding anything in the Agreement to the contrary, the New Plan Effective Date will in no event be later than November 30, 2007 with respect to New Plans that are pension plans. The Company agrees to use its best efforts to establish New Plans effective as soon as administratively practicable after the Closing Date. Lear agrees to use its reasonable best efforts to obtain from its welfare benefits providers comparable terms and conditions for the Company from the New Plan Effective Date with respect to the New Plans that are welfare plans, through the remainder of 2007, if applicable. The Company and Lear agree to work together to effect a transition with respect to the continuation of the flexible spending accounts for the Hired Employees. After the end of the 2007 plan year, Lear and the Company shall reconcile the amounts that each withheld from pay and paid out under a flexible spending account plan and determine if either party is entitled to reimbursement from the other.
     7.7 Company’s Obligations.
          (a) Except as may be required by non-U.S. law with respect to non-U.S. bargaining unit Employees of the Sale Companies, the Company (i) expressly declines and refuses to assume or adopt any collective bargaining agreement or other agreement, letter, memorandum, past practice or understanding with any collective bargaining representative or labor organization at any acquired location, and (ii) retains all of its rights and obligations as a successor employer to the Lear Companies in connection with the Business, including to bargain in good faith with the authorized collective bargaining representative at each acquired location to seek to establish new or modified collective bargaining agreements, as well as other agreements, letters, memoranda, or understandings.
          (b) Except as may be required by non-U.S. law with respect to non-U.S. bargaining unit Employees of the Sale Companies, from and after the Closing Date (or, to the extent applicable with respect to any welfare or pension plan, the New Plan Effective Date) and notwithstanding any other provision of this Agreement, the management and direction of the Company’s and its subsidiaries’ workforce and business, and the terms and conditions thereof, including all wage and salary programs (including bonuses, and incentive compensation), medical and other benefit programs, other compensation and benefit programs and the establishment of procedures, policies and protocols for hiring, disciplining and firing employees and setting general employee standards, shall be determined by the Board of Directors of the Company (as delegated to the officers of the Company and its subsidiaries).
          (c) To the extent the Company is required by any non-U.S. law to pay notice, severance or other separation benefits or damages to an Employee of a Sale Company who as of the Closing Date is on long-term disability (including employees who have exhausted short-term disability benefits, but have not been medically cleared to return to work), Lear shall reimburse the Company for the cost of any such notice, severance or separation benefits or damages; provided, however, that (i) the Company shall use commercially reasonable efforts to mitigate any such damages (it being agreed that the Company shall have no obligation to return such Employees to work); (ii) should the Company return any such Employee to work, Lear shall have no reimbursement obligation with respect to any such Employee following such Employee’s return to work, and (iii) the Company shall tender the defense of any claim for damages by such an Employee to Lear and shall not settle any such claim without Lear’s prior written consent. For the avoidance of doubt, this subsection (c) does not apply with respect to any Employee who as of the Closing Date is on short-term disability.
          (d) Subject to the provisions of Section 7.2 of this Agreement and this Section 7.7, the Company agrees to give Hired Employees and Transferred Employees service credit for all periods of employment with Lear or its Affiliates prior to the Closing Date for all purposes (other than for pension benefit accruals, except as otherwise specifically provided in this Agreement) under any plan adopted or maintained by the Company or any of its Subsidiaries in which Employees participate. The Company agrees to waive any limitations regarding pre-existing conditions, and to give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date with respect to any welfare or other employee benefit plans maintained by the Company or any of its Subsidiaries in which Employees participate after the Closing Date.
          (e) Effective no later than the New Plan Effective Date, the Company shall have in effect a defined contribution plan that is intended to be qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions no less favorable than those in Lear’s Savings Plan, in which U.S. Company Employees shall be eligible to participate; provided, however, that the terms and conditions of participation and benefits under such plan with respect to bargaining employees shall be established pursuant to Section 7.2. From the date of this Agreement until the Closing Date, Lear and its Affiliates agree to work with the Company to enable the Company and its Affiliates, and the Company agrees, to establish or to cause its Affiliates to establish, effective as of the Closing Date, one or more registered defined contribution pension plans (and, to the extent required by applicable non-U.S. law, associated funding vehicles) to provide benefits to salaried and hourly Canadian Transferred Employees who immediately prior to the Closing Date are actively participating in registered Canadian pension plans sponsored by Lear and its Affiliates and to register such plans and funding vehicles with each appropriate Governmental Entity (subject, where applicable with respect to bargaining Employees at the Maple location, to the terms and conditions set forth in the collective bargaining agreement with UNITE HERE Ontario Council Local 1813). The contribution rates under such plans to be established shall be at the discretion of the Company, but in no event shall such contribution rates be so low as to cause Lear or its Affiliates to have a “wind-up” with respect to its registered pension plans. Within a reasonable period of time after the New Plan Effective Date with respect to the registered defined contribution plans for Canadian Transferred Employees, Lear and the Company shall take such actions as are necessary, subject to regulatory approval, to transfer those portions of the applicable Canadian pension plans’ assets that relate to the defined contribution account balances of the Canadian Transferred Employees to the applicable New Plans.
          (f) The Company shall be liable for and shall hold Lear and its Affiliates harmless from and against any and all Assumed Employee Liabilities with respect to or arising out of: (i) Employees’ employee benefits, including, without limitation, Assumed Employee Liabilities, arising from or with respect to, the Company’s employee benefit plans; (ii) the employment of Hired Employees by the Company or the employment of Transferred Employees by the Sale Companies from and after the Closing Date; and (iii) any business associate agreement entered into by Lear or a Benefit Plan for the benefit of the Company or its Affiliates establishing New Plans, but only with respect to protected health information that the business associate creates, receives, uses, or discloses on or before the applicable New Plan Effective Date, and except to the extent that any such liability is caused by the negligence of Lear or its employees.
          (g) The Lear Companies will take no action, or enter into any transaction, whatsoever contrary to, or otherwise inconsistent with, the provisions of this Section 7.7.
(h) If, as of the Closing Date, an Employee was not actively at work, or was at work on other than a full-time basis, in either case, due to an injury for which the employee was receiving benefits under the workers’ compensation law, or was working in accordance with a return to work program in any applicable collective bargaining agreement, the Company agrees that at the time an Employee is found by a third-party, which is independent of Lear or its Subsidiaries, to be able to return to work, it will offer employment to such Employee.
     7.8 Plant Closing Laws. The Company shall be responsible for providing any notice required, pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States federal law, and any applicable plant closing notification law with respect to a mass layoff or plant closing relating to the Business that occurs after the Closing Date.
     7.9 Accrued Vacation. Subject to the requirements of relevant state labor laws, the Company will permit Hired Employees, during the vacation accrual year containing the Closing Date, to take accrued, but unused as of the Closing Date, vacation days with pay in accordance with the applicable policies of Lear and its Subsidiaries as in effect as of the Closing Date. Lear shall reimburse the Company for the cost of any such vacation days to the extent they were earned prior to the date that is 12 months prior to the Closing Date.
     7.10 Miscellaneous. Lear and the Company agree to furnish each other with such information concerning Employees and Benefit Plans, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated by this Article VII, in each case to the extent permitted under applicable law. The Relevant Lear Companies hereby agree to use their commercially reasonable best efforts to assist the Company in making offers and hiring any of the Employees, including providing the Company with access to such Employees and their work and personnel and related files, such access to files to be consistent with applicable law, during a reasonable period of time prior to the Closing Date. Neither Lear nor any of the Relevant Lear Companies shall take any action that would impede, hinder, interfere or otherwise compete with Company’s effort to hire any Employees.
     7.11 Equity Incentives. IACNA and the Company agree that each offer of employment to a management Employee shall (1) be conditioned on such Employee signing a waiver and termination of rights under Lear’s equity incentive plans with respect to all unvested equity interests as of the Closing Date and (2) provide for an equity grant from IACNA or the Company to such Employee of substantially equivalent value to the unvested equity interests in Lear with respect to which such Employee is forfeiting his or her rights (treating the Closing Date as a pro rata vesting date with respect to restricted stock units).